Exhibit 10.21

EXECUTION VERSION

FULL-SERVICE SUBLEASE AGREEMENT

This FULL-SERVICE SUBLEASE AGREEMENT (this “Agreement”) is made and entered into as of June     , 2014, by and between VIVINT SOLAR, INC. (f/k/a V Solar Holdings, Inc.), a Delaware corporation (together with its successors and permitted assigns, the “Company”), and VIVINT, INC., a Utah corporation f/k/a APX Alarm Security Solutions, Inc. (together with its successors and permitted assigns “Vivint”). Each of the Company and Vivint may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Vivint and the Company are affiliate business entities, under the common control and ownership of 313 Acquisition, LLC, a Delaware limited liability company; the companies are an interrelated business enterprise; and Vivint does and shall continue to receive direct economic benefit from the continued success of the Company;

WHEREAS, Vivint is the tenant under that certain Lease Agreement, dated as of March 21, 2014, by and between Topical Development, LLC, a Utah limited liability company, as landlord (the “Master Landlord”) and Vivint, as tenant (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Master Lease”); pursuant to which Master Landlord leases to Vivint the approximately 75,000 square feet located in the commercial office building (the “Building”) and related common areas, commonly known as Building C, 5111 North 300 West, Provo, Utah, and referred to in the Master Lease as the “Premises” (collectively, the “Property”);

WHEREAS, pursuant to Section 19 of the Master Lease, the Company is a “Transferee” (as such term is defined in the Master Lease) and Vivint is permitted to sublease the Premises to the Company upon obtaining the prior written consent of the Master Landlord; and

WHEREAS, Vivint desires to sublease to the Company, and the Company desires to sublease from Vivint the Premises (as defined below), subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions and Rules of Interpretation.

(a) Incorporation of Definitions. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Master Lease.

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(b) Defined Terms. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Utah are authorized or obligated to close.

(ii) “Commencement Date” shall mean June     , 2014.

(iii) “Premises” shall mean certain portions of the third floor of the Building, encompassing approximately 16,000 rentable square feet as shown on ExhibitA-1 attached hereto.

(c) Rules of Interpretation. Except as otherwise provided in this Agreement, each Party hereby agrees and acknowledges that the following rules of interpretation shall apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) the word “or” is not exclusive; (iii) a reference to a law or governmental rule includes any amendment or modification to such law or rule, and all regulations, rulings and other laws promulgated under such law or rule; (iv) a reference to a person includes its successors and permitted assigns; (v) accounting terms have the meanings assigned to them by Generally Accepted Accounting Principles; (vi) the words “include”, “includes”, and “including” are not limiting; (vii) Recitals, Exhibits, Schedules, Annexes, Appendices, or any attachment to this Agreement shall be deemed incorporated by reference into this Agreement; (viii) references to any document, instrument or agreement (A) shall include all exhibits, schedules and other attachments thereto, (B) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (C) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented, and otherwise modified from time to time and in effect at any given time; (ix) the words “hereof,” “herein”, “hereunder”, “hereby”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (x) the words “will” and “shall” are used interchangeably with the same meaning; (xi) references to “days” shall mean calendar days, unless the term “Business Days” is used; and (xi) references to a time of day shall mean such time in Salt Lake City, Utah, unless otherwise specified. Article, Section and Paragraph headings, and the footers have been inserted in this Agreement as a matter of convenience for reference only, such are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

2. Sublease and Services.

(a) Sublease. In consideration of the covenants and agreements to be performed by the Company, and upon and subject to the terms and conditions of this Agreement and the Master Lease, Vivint hereby subleases to the Company and the Company hereby subleases from Vivint the Premises for the period of the Term (as such term is defined below) (the “Sublease”). In addition to the Sublease of the Premises, Vivint hereby grants to the Company the right to use (i) in common with Vivint and any other occupants of the Building and the Property, the areas outside the Building (including parking areas) that Vivint has the right to use and (ii) in common with Vivint and the any occupants of the Building, the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms, gathering areas, exercise and shower facilities and other areas of the Building (including the equipment located therein) that may be reasonably necessary for the Company’s use of the Premises, including such toilet and shower facilities as are available to Vivint.

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(b) Quiet Enjoyment. Notwithstanding the foregoing, and provided that the Company complies with all terms and conditions of this Agreement, the Company shall be entitled to the use, possession, and quiet enjoyment of the Premises without hindrance or unreasonable disturbance from Vivint or any person or entity claiming by, through or under Vivint. Vivint shall provide reasonable advanced written notice to the Company of any anticipated interruptions or disturbances to the Company’s use of the Premises or Vivint’s services hereunder. In the event of an emergency affecting the Premises, Vivint shall provide prompt notice to the Company. The parties hereto acknowledge that the Premises are not separately demised from the remainder of the Building such that both Vivint and the Company may have physical access to the Premises, and, accordingly, each party shall use commercially reasonable efforts to prevent its agents, employees or contractors from discovering or otherwise coming into contact with Confidential Information (as defined in the Master Framework Agreement) of the other party.

(c) Services. As part of the full-service Sublease of the Premises, Vivint hereby agrees to provide certain services to, for and on behalf of the Company, at no additional cost to the Company (collectively, the “Services”):

(i) Use of all existing furniture, fixtures and equipment located in the Premises;

(ii) Utility services, including (without limitation): electricity, sewer, and water;

(iii) Lighting, power, heating, ventilation, and cooling systems and services;

(iv) Parking, snow-removal, and parking-area maintenance services;

(v) Safety and security services;

(vi) Reception and conference room services;

(vii) Facilities and facilities-support services, including (without limitation): operations, maintenance, and janitorial services; and

(viii) Other such services as may be reasonably requested by the Company from time to time.

3. Rent.

(a) Base Rent. Commencing with the first full month following the date hereof, the Company shall pay to Vivint base rent for the Sublease and the Services equal to Fifty-Six Thousand Dollars ($56,000) per month (the “Base Rent”).

(b) Additional Rent. All normal and routine expenses incurred by Vivint in connection with the provision of the Sublease or the Services under this Agreement shall be paid by Vivint, with no separate claim for expense reimbursement allowed under this Agreement.

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(c) Payments. All payments of the Base Rent and any other rent owing by the Company to Vivint hereunder shall be paid to Vivint on or before the fifth (5th) Business Day of each month throughout the Term.

4. Term.

(a) Term. This Agreement shall commence on the Commencement Date and continue until September 30, 2014 (the “Term”). Thereafter, this Agreement shall terminate automatically but may, with the written agreement of the parties not less than thirty (30) days prior to the end of the Term, be renewed for such additional parties as the parties may agree.

(b) Holdover. In the event that the Company does not surrender the Premises upon the termination of this Agreement, the Company shall pay Vivint holdover rent in an amount equal to one hundred fifty percent (150%) of the Base Rent payable under this Agreement. Base Rent payable for any such holdover period that is less than one (1) month shall be a pro rata portion of the monthly installment based on the actual number of days in the month.

5. Representations and Warranties.

(a) Authority. Each Party represents and warrants for itself, as of the date hereof, that: (i) it has the full power, authority and legal right to execute and deliver, and to perform and observe the provisions of this Agreement; and (ii) this Agreement is, or will be when delivered, the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms and conditions (except to the extent that enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights).

(b) Master Lease. Vivint represents and warrants as of the date hereof that the Master Lease is in full force and effect, that Vivint is not in breach of or default under the Master Lease, that Vivint is not aware of any event or occurrence that with the passage of time or the giving of notice could constitute a breach of or default under the Master Lease and that to Vivint’s knowledge Master Landlord is not in breach of or default under the Master Lease.

(c) Notice to Master Landlord. Vivint represents and warrants as of the date hereof that it provided written notice to the Master Landlord concerning this Agreement as required pursuant to the Master Lease.

6. Vivint’s Obligations.

(a) Maintenance and Repairs. Vivint shall, at Vivint’s sole cost and expense, keep the Property, the Premises, and all equipment, fixtures, and facilities therein in good order, condition and repair, including (without limitation): all plumbing, HVAC equipment, electrical, lighting, facilities, boilers, pressure vessels, walls, ceilings, floors, windows, doors, plate glass, skylights, foundations, structural conditions, roofs, fire sprinkler systems, fire alarms, smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs, and utility systems.

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(b) General Standards. In providing the Services and the Sublease, Vivint shall act in a commercially reasonable manner, consistent with the level of Services provided to Vivint’s own employees in the Building, and with the degree of care, skill and attention that would be reasonably expected of a prudent party providing such services and performing such duties on its own behalf.

7. The Company’s Obligations.

(a) Permitted Use. The Company shall use the Premises solely for uses consistent with Class A commercial office building, including (without limitation), a training center, call center, offices, and other related and ancillary uses. The Company shall not use the Premises for any other purpose without Vivint’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

(b) Alterations. The Company shall be permitted to make, at its sole cost and expense, non-structural alterations and additions to the interior of the Premises without obtaining Vivint’s prior written consent. The Company shall not make any other alteration to the Premises or the Property without Vivint’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Within thirty (30) days after termination of this Agreement, and at the prior written request of Vivint, the Company (at its sole cost) shall remove any alterations made by the Company after the Commencement Date and restore the Premises back to its original condition as of the Commencement Date.

(c) Compliance with Master Lease. The Company acknowledges that it has received and reviewed a copy of the Master Lease. The Company hereby agrees to comply with all Rules and Regulations set forth on “Exhibit C” to the Master Lease applicable to Vivint thereunder and shall not violate the Master Lease. Vivint shall perform all of its obligations under the Master Lease and shall not terminate the Master Lease or amend the Master Lease in a manner that could result in a substantial interference with the Company’s use of the Premises, without the Company’s prior written consent.

(d) Insurance. The Company shall maintain the liability insurance that Vivint is required to maintain as “tenant” under the Master Lease. The liability policy shall name Vivint and Master Landlord as an “additional insured”.

(e) Release and Waiver of Subrogation. Notwithstanding anything to the contrary herein, Vivint and the Company hereby release each other, and their respective agents, employees, sublessees, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released.

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8. Defaults and Remedies.

(a) Events of Default. Each of the following acts or omissions of any Party shall constitute an “Event of Default”:

(i) Any failure or refusal by the Company to timely pay any Rent or any Party’s failure or refusal to pay any amount required to be paid hereunder, or any portion thereof, within ten (10) Business Days written notice that such amount is overdue.

(ii) Any failure by either Party to perform or observe any other covenant or condition of this Agreement if such failure continues for a period of thirty (30) days following written notice to the defaulting Party concerning such failure; provided, however, that in the event such failure to perform or observe any covenant or condition of this Agreement to be performed or observed by such defaulting Party cannot reasonably be cured within thirty (30) days following written notice, then such defaulting Party shall not be in default if it commences to cure within ten (10) Business Days after receipt of written notice thereof and thereafter diligently prosecutes the curing thereof to completion.

(iii) The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding by or against either Party; (ii) an assignment for the benefit of creditors by either Party; (iii) a petition or other proceeding by or against either Party for the appointment of a trustee, receiver or liquidator of such Party or any of such Party’s property; or (iv) a proceeding by any governmental authority for the dissolution or liquidation of either Party or any other instance whereby either Party shall cease doing business as a going concern, where such petition, assignment or proceeding is not dismissed within ninety (90) days after filing.

The Parties hereto acknowledge and agree that all of the notice periods provided in this Section 8 are in lieu of, and not in addition to, the notice requirements of any applicable law.

(b) Remedies. Upon the occurrence of any Event of Default, the non-defaulting Party shall have, in addition to any other remedies available to such Party under applicable law or in equity, the option to pursue any one or more of the following remedies: (i) to cure the other Party’s default and offset the costs thereof against any payments then owing, or to be owed in the future, under this Agreement; (ii) to abate all payments of Rent during the continuance of any Event of Default by Vivint; (iii) to find an reasonable alternative source for the Services, and offset and deduct the cost therefor from any future Rents owing under the Agreement; (iv) to seek an injunction or similar equitable relief from a court of competent jurisdiction for those Events of Default where money damages would be in adequate to restore or otherwise remedy the actions or inactions of the defaulting Party; and (v) to terminate this Agreement upon ten (10) days prior written notice.

9. Indemnification.

(a) By Vivint. Except to the extent directly caused by the negligence or willful misconduct of the Company, Vivint hereby agrees to defend, pay, indemnify, and hold the Company (and its affiliates, other than Vivint and all direct and indirect subsidiaries of APX Parent Holdco, Inc.) harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in

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connection with the loss of life, bodily or personal injury, or property damage; (a) arising out of or in relation to any use of the Premises or the Property by Vivint or the Vivint Affiliates; (b) occasioned wholly or in part through the use and occupancy of the Premises or the Property by Vivint or the Vivint Affiliates pursuant to, or in any way relating to or arising from, this Agreement or any improvements therein or appurtenances thereto; or (c) occasioned by any negligent act or omission of Vivint or the Vivint Affiliates, in or about the Premises or in other areas of the Building or the Property, including those portions of the Property owned, leased, subleased, or controlled by others.

(b) By the Company. Except to the extent directly caused by the negligence or willful misconduct of Vivint, the Company hereby agrees to defend, pay, indemnify, and hold Vivint (and its affiliates, other than the Company and all direct and indirect subsidiaries of the Company) harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with the loss of life, bodily or personal injury, or property damage; (a) arising out of or in relation to any use of the Premises or the Property by the Company or the Company Affiliates; (b) occasioned wholly or in part through the use and occupancy of the Premises or the Property by the Company or the Company Affiliates pursuant to, or in any way relating to or arising from, this Agreement or any improvements therein or appurtenances thereto; or (c) occasioned by any negligent act or omission of the Company or the Company Affiliates, in or about the Premises or in other areas of the Building or the Property, including those portions of the Property owned, leased, subleased, or controlled by others.

10. Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, REPRESENTATIVES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, REPRESENTATIVES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11. Miscellaneous.

(a) Arms-Length. Each Party acknowledges and agrees that this Agreement is the product of an arm’s-length negotiation, without duress, coercion, or collusion, and shall be interpreted as an agreement between two parties of equal bargaining strength. It is the Parties’ intention that this Agreement reflect the conditions which would be obtained between comparable, independent persons in substantially similar transactions (taking into account the relative responsibilities and risks between the parties) and comparable circumstances (taking into account the location, market, and economic conditions), thereby providing the closest approximation of the workings of the open market.

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(b) Time is of the Essence. Each Party agrees and acknowledges that TIME IS OF THE ESSENCE with respect to the time for performance of the terms and provisions of this Agreement.

(c) Entire Agreement. This Agreement constitute the entire agreement among the Parties and supersede all prior oral and written negotiations, communications, discussions and correspondence pertaining to the subject matter hereof. No representation, statement, condition or warranty not contained in this Agreement will be binding on the Parties or have any force or effect whatsoever.

(d) Amendments and Waivers. This Agreement may only be amended or modified by an instrument in writing signed by all of the Parties.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

(f) Assignment. This Agreement shall not be assignable by any Party without the prior consent, which shall not be unreasonably withheld, conditioned or delayed, of the other Party; provided that: (i) either Party may assign this Agreement in connection with a merger, consolidation, reorganization or the sale of all or substantially all of its stock or assets without the prior consent of the other Party, and (ii) either Party may collaterally assign to its secured lenders without the consent of the other Party. The sale, transfer or issuance of a Party’s capital stock shall not be deemed an assignment, subletting or any other transfer of this Agreement, the Premises or the Building. Any assignment in contravention of this Section 11(f) shall be void and unenforceable.

(g) Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement by any Party shall be in writing delivered to the applicable Parties at the following address:

If to the Company:

VIVINT SOLAR, INC.
4931 North 300 West
Provo, Utah 84604
Attention:	Greg Butterfield Chief Executive Officer
E-Mail:	greg.butterfield@vivintsolar.com

With copy to:

VIVINT SOLAR, INC.
4931 North 300 West
Provo, Utah 84604
Attention:	Vivint Solar Legal Department
E-Mail:	solarlegal@vivintsolar.com

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If to Vivint:

VIVINT, INC.
4931 North 300 West
Provo, Utah 84604
Attention:	Alex Dunn, President
E-Mail:	adunn@vivint.com

With a copy to:

VIVINT, INC.
4931 North 300 West
Provo, Utah 84604
Attention:	Nathan Wilcox, General Counsel
E-Mail:	nwilcox@vivint.com

or to such other address as any Party may designate from time to time by written notice to all other Parties. Each such notice, request, demand, or other communication shall be deemed given and effective, as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (c) if sent by a recognized prepaid overnight courier service, one (1) day after the date it is given to such service; (d) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (e) if sent by email, upon acknowledgement of receipt by the recipient.

(h) Governing Law. The interpretation and enforceability of this Agreement and the rights and liabilities of the Parties hereto as such shall be governed by the laws of the State of Utah without giving effect to the principles of conflict of laws thereof.

(i) Jurisdiction. Each Party hereto hereby irrevocably submits to the personal jurisdiction of any state or federal courts sitting in the State of Utah, County of Salt Lake, in any suit, action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such Party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such Party, and may be enforced in any court of the jurisdiction in which such Party is or may be subject by a suit upon such judgment. Each Party further agrees that personal jurisdiction over it may be effected by service of process by certified mail addressed as provided in Section 11(g) of this Agreement, and when so made shall be as if served upon it personally within the State of Utah.

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(j) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(k) Attorneys’ Fees. In any suit, action, counterclaim, or arbitration brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party shall be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses. For purposes of this Section 11(k), “prevailing party” shall mean (i) a prevailing party in any litigation as determined by a court of competent jurisdiction; and (ii) a party who agrees to dismiss an action or proceeding with prejudice upon the other’s payment of the sums allegedly due or performance of convents allegedly breached.

(l) Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by applicable law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law. In the event that the geographic region or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum geographic region or scope that such court deems enforceable, then such court shall reduce the geographic region or scope to the maximum time period or scope permitted by law.

(m) Survival. The provisions of Section 9 (Indemnification), Section 10 (Limitation on Liability) and Section 11 (Miscellaneous) shall survive any termination or expiration of this Agreement.

(n) Confidentiality. The disclosure and exchange of any Confidential Information (as defined in the Master Framework Agreement), including all financial information, between the parties will be governed solely by Section 4 of the Master Framework Agreement.

(o) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that the Parties will be entitled to seek specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

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(p) Counterparts. This Agreement and any document related hereto or in connection herewith may be executed by one or more of the Parties on any number of separate counterparts, by facsimile or email, and all of said counterparts taken together shall be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“pdf”) signature page shall constitute an original for purposes hereof.

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IN WITNESS WHEREOF, the parties have executed this Full-Service Sublease Agreement as of the date first written above.

THE COMPANY:

VIVINT SOLAR, INC., a Delaware corporation

By:
Name:	Greg Butterfield
Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

VIVINT:

VIVINT, INC., a Utah corporation

By:
Name:	Alex Dunn
Title:	President